Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          --------------------------------------------------------


We consent to the use, in the statement on Form 10KSB of Tropical PC, Inc., of our report dated March 27, 2008 on our audit of the financial statements of Tropical PC, Inc. as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and from inception on September 22, 2004 through December 31, 2007, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    April 4, 2008


              2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702)253-7499 Fax (702)253-7501

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